EXHIBIT 23.2





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Astoria Financial Corporation:


We consent to the incorporation by reference in the registration statement on Form S-4 of Astoria Financial Corporation of our report dated January 24, 2002, with respect to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included in the December 31, 2001 annual report on Form 10-K of Astoria Financial Corporation and to the reference to our firm under the heading "Experts".

/s/ KPMG LLP


New York, New York
December 4, 2002